Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter, Vice President and Chief Financial Officer
March 2, 2006

Thank you Steve and good morning everyone!

My comments relate primarily to the fourth quarter of 2005. We will file our Form 10-K this morning. You will find more details there for the year ended December 31, 2005. During my remarks, I will provide earnings per share guidance for the first quarter and the full year of 2006. Additionally, I will provide new guidance with respect to operating margins in our Rail and our Inland Barge groups.

We are pleased with our fourth quarter 2005 earnings of 67 cents per share before the 18 cent charge associated with the European assets. These results compare with earnings of 65 cents per share in the third quarter of 2005 and a loss of 8 cents per share in the fourth quarter of 2004. Revenues for the fourth quarter of 2005 increased 25% over the same quarter last year to $781 million. Our earnings of 67 cents per share exceeded the top end of our previous fourth quarter guidance by 20 cents per share. We attribute this performance principally due to the following items:

•	strong operating performance in our North American Rail Car production facilities resulting from line continuity and efficiency gains

•	better than anticipated weather conditions for Construction Products’ segment

•	and our cost for certain raw materials were more favorable than projected.

At this time I will discuss the performance of our individual business segments.

Construction Products Group
Our Construction Products group, which plays a key part in our earnings diversification strategy, provided revenues which were up by 27% when compared to the same quarter of the previous year. Operating profit increased by $7.4 million and margins improved from 4% to 7.6%.

Our Concrete and Aggregate business accounted for 53% of the group’s revenues.

Our Highway Products business, which accounted for 31% of the group’s revenues, is also performing well. Revenues from this unit’s proprietary line of products continue to be strong.

Our Fittings and Bridge businesses account for the remainder of revenues. Both of these businesses are performing well.

Inland Barge Group
The Inland Barge group’s fourth quarter performance was the strongest we have seen for some time, posting revenues of $82 million and operating profit of $9 million. Our December 31, 2005 backlog of work is approximately $335 million versus $100 million one year ago. This backlog does not include any barges associated with the announced Ingram order. We continue to have a very strong inquiry list at this time.

We anticipate Inland Barge revenues of approximately $75 to
$90 million per quarter during 2006. Operating profit margins are expected to range between 7.5% and 8.5% for the first quarter with an average margin for the year of between 9% and 10%. The first quarter projected margins represent orders in our backlog with less pricing strength than those which will be delivered in the latter part of the year.

Energy Equipment Group
We are very pleased with the Energy Equipment group’s fourth quarter performance. On a quarter-over-quarter basis, revenue increased approximately 49% to $75 million and operating profit improved by $4.3 million, bringing the quarterly margin to 13.8%. Our current backlog for Structural Windtowers is strong and we believe wind energy will continue to become more competitive with traditional energy sources. We anticipate the revenues from our Windtower business to grow to over $120 million in 2006 compared with approximately $67 million in 2005 and $11 million in 2004.

Leasing
In our Railcar Leasing and Management Services business, we reported revenues of $58.6 million, which were up $20.9 million on a quarter over quarter basis. Total operating profit increased by $6.2 million due to the additions to the fleet, improved utilization, increased lease rates and car sales that occurred during the fourth quarter. Growing our Leasing and Management Services group continues to be a key part of our earnings diversification strategy. For the year ended 2005, we had car sales from the fleet of $35.4 million with profits of $8.4 million. We plan to invest between $400 and $475 million in net fleet additions during 2006.

Rail Group
In our Rail group, revenues were 31% higher on a quarter over quarter basis. Rail group sales to Trinity’s Leasing group were $133 million in the fourth quarter of 2005 with profits of $20.5 million, or approximately 26 cents per diluted share. This compared with sales to our Leasing group in the fourth quarter of 2004 of $54.7 million with profits of $5.3 million, or 7 cents per diluted share. These inter-company sales and profits are eliminated in consolidation.

Our European rail business continues to suffer from a depressed market. In the fourth quarter, cash flow projections for this business indicated an impairment of the carrying value of the European assets. As a result, pursuant to FAS 144, we recorded a non-cash impairment charge of $14.2 million. The total incurred loss, inclusive of the impairment charges and increased warranty charges, was approximately $22 million for the quarter. At our current build rate, we expect to continue to incur a quarterly loss for the first half of the year, of between $3.0 and $4.0 million.

Our previously forecasted operating margin for the rail segment during the fourth quarter was 6.5% to 7.5%. Actual results were 6.0%. When you remove the effect of our European operations, North America experienced an operating margin of 10.9%.

Based on our current operating performance and the quality of our backlog, we are providing first quarter guidance for the North American Rail group of a margin of between 9.0% and 10.5%. This guidance is based on the following assumptions:

•	continued production efficiencies in North America, and

•	no significant supply problems in steel or other basic materials.

There was no unrecoverable steel cost for the fourth quarter in the Rail group.

Our North American backlog as of December 31, 2005 consisted of 18,764 railcars with an estimated sales value of approximately $1.4 billion. The backlog is subject to a variety of escalation provisions and firm raw material contracts. Together these items are referred to internally as cost coverage. Cost coverage of the current backlog is approximately 93%.

Consolidated
On a consolidated basis, cash flow from operating activities was a positive $110.8 million for the quarter.

Non-leasing capital expenditures are currently projected to be approximately $115.0 million for 2006.

We anticipate consolidated earnings for the first quarter to range between 58 and 65 cents per share.

Overall, our company guidance for 2006 is for earnings per share of between $2.60 and $2.80 for the full year on a fully diluted basis. Included in our assumptions for 2006 are:

•	the deferral of approximately $53 million in profit on sales from our Rail group to our Leasing group, or roughly 63 cents per diluted share for the year results in our European rail operations as discussed earlier

•	continuing to achieve production efficiencies in North America

•	no significant supply problems in steel or components

•	normal weather conditions, and

•	no unanticipated adverse resolution of legal matters.

In our earnings release yesterday, we provided a reconciliation of the non-GAAP term EBITDA. EBITDA for the year ended December 31, 2005 was approximately $290 million.

At this time I will turn the presentation back to James for the questions and answers session.